UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2006

JAMESON INNS, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-23256	58-2079583
(State or other jurisdiction of incorporated)	(Commission File Number)	(IRS Employer Identification No.)

41 Perimeter Center East, Suite 400 Atlanta, Georgia	30346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 481-0305

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated herein by reference.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(i) On January 31, 2006, Jameson Inns, Inc. (the “Company”), entered into Loan Agreements with GE Capital Franchise Finance Corporation (“GE”). Under the terms of the Loan Agreements, Jameson Inns Financing 02, L.P., a subsidiary of the Company (“Borrower”), borrowed an aggregate sum of $12,220,000 at a fixed rate of 7.25% per annum. The loans are secured by liens and security interests on seven hotel properties in Alabama, Georgia, North Carolina and Tennessee, and are guaranteed by the Company. Each property is the subject of a separate Loan Agreement, mortgage or deed of trust and security agreement. The primary purposes of the loans were to refinance the mortgage indebtedness on the seven properties that was maturing and to replace the variable interest rate debt with fixed rate debt.

The amount of the loans was fully advanced at closing and the proceeds were used to retire current variable interest rate debt in the amount of $11,683,843 from Empire Financial Services, Inc. which was secured by eight properties. The balance of the loans was used to pay additional debt, closing costs and for general corporate purposes.

The loans from GE are payable over a ten year period in installments totaling $96,584 per month. GE will have the right to accelerate the maturity of the debt and to foreclose upon or otherwise realize the value of the collateral in the event of a default by the Borrower in the payment of the obligations or the performance of Borrower’s obligations, covenants and commitments under the loan documents, misstatements or breaches of the Borrower’s or Company’s representations and warranties to the lender, Borrower’s or the Company’s insolvency or bankruptcy, the entry of certain judgments against the Borrower or the Company, or the fixed charge coverage ratio (cash available as a ratio of the amount of fixed charges, which consist essentially of the debt service payments due) being less than 1.3 to 1 at each individual property before dividends and less than 1.0 to 1 at an aggregate level after dividends for all seven properties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMESON INNS, INC.

Dated as of February 6, 2006

	By:	/s/ Craig R. Kitchin
Craig R. Kitchin
President and Chief Financial Officer